Variable Trust Fund Proxy Solicitation       * 2004 Proxy Schedule
                                             * Open-End Trust Fund
                                               Proxy Solicitation

In mid October, proxy materials will be mailed to contract owners of all Putnam Variable Trust (VT) funds. The Q&A below is designed to help you answer questions you might receive about the proxy solicitation.

For your reference, additional Proxy resources are available below:

* Putnam VT Funds Call Center Numbers
* Putnam VT Funds Proxy Statement
* Sample Voting Instruction Card (VIC)

Note: This Q&A is for internal use only.

Questions & Answers

1. What is a proxy?

2. What is the purpose of the proxy mailing?

3. What is a voting instruction card?

4. Who is eligible to vote and how does the VT proxy work?

5. When is the contract owner meeting?

6. What if a contract owner only signs the card?

7. What are the key dates for the Variable Trust Funds proxy solicitation?

8. How can a contract owner submit a vote for an open-end fund proxy?

9. Who is coordinating and reporting votes by mail and Internet?

10. How can contract owners get proxy statements if they didn't receive them in the mail?

11. What if a contract owner misplaces his or her voting instruction card?

12. How can a contract owner be placed on a "Do not call/Do not mail" list for this proxy solicitation?

13. What are the contract owners voting on?

14. Who are the Trustees and what is their role?

15. Why are Trustees being elected?

16. What are the voting requirements for Trustee recommendations being approved?

17. Will this occur every year?

18. Why amend or eliminate investment restrictions?

19. What is the amendment to Putnam VT Equity Income Fund's investment objective?

20. What is the amendment to the Declaration of Trust?

21. How do I handle VT proxy calls?


1. What is a proxy?

A proxy is a person who can act on behalf of another. In this case, proxies are Putnam Trustees, who are empowered to vote on behalf of contract owners, based on the contract owners' instructions.

2. What is the purpose of the proxy mailing?

Every shareholder has a right to vote on certain matters that affect the management of their Putnam VT funds. Since it is not possible for most people to attend a shareholder meeting and vote in person, contract owners are mailed the proxy package, which provides a proxy statement, a voting instruction card (VIC), and instructions for voting by mail or online.

3. What is a voting instruction card?

The voting instruction card (VIC) tells the contract owner's Insurance Company how to vote on the contract owner's behalf. Contract owners also receive a proxy statement, which describes the proposals they are being asked to vote on. The proxy statement includes the recommendations of the funds' Trustees, who recommend that shareholders and contract owners vote in favor of the proposals.

4. Who is eligible to vote and how does the VT proxy work?

Shareholders of record of the VT funds at the close of business on September 20, 2004 are eligible to vote. Each share is entitled to one vote. Fractional shares will be voted fractionally.

Several insurance companies utilize Putnam VT funds in their variable annuity products. The shareholders of record for all Putnam VT funds are the insurance companies, not their underlying contract owners. These insurance companies are the primary recordkeepers for the underlying contract owners who invest in the VT funds through their annuity sub account options. As such, Putnam cannot contact these underlying clients directly to solicit their votes on the trustees' proposals. Instead, each of the insurance companies that offer the VT funds in its variable annuity products collects voting instructions from the funds' underlying contract owners. The insurance company then votes all of the shares on behalf of its clients based on their responses. In some cases, individual insurance companies may insert a cover letter or "buck slip" with the proxy statement which outlines the insurance company's position on the trustees' proposals.

5. When is the contract owner meeting?

The shareholder meetings for the VT funds are scheduled to take place on December 9, 2004 at 11:00 a.m. at the principal offices of the funds on the 12th floor of One Post Office Square, Boston.

6. What if a contract owner only signs the card?

If a contract owner signs the instruction card but doesn't fill in a vote, the shares attributable to the contract owner's account will be voted in accordance with the Trustees' recommendations.

7. What are the key dates for the Variable Trust Funds proxy solicitation?

* September 20 -- Designated record date
* October 20 -- Estimated initial proxy mailing
* December 9 -- Shareholder meeting

8. How can a contract owner submit a vote for an Variable Trust Funds proxy?

Voting instructions are included on the instruction card. There are several ways to vote:

* By mailing the completed voting instruction card in the postage-paid envelope (the address is Putnam Investments, P.O. Box 9131, Hingham, MA 02043-9131)

* Online at www.proxyweb.com/Putnam

When contract owners vote by the Web, they will need their control number that appears on their voting instruction card.

9. Who is coordinating and reporting votes by mail and Internet?

A firm has been contracted by Putnam to ensure that the proxy voting is fully administered and tabulated in a fair manner. The firm, MIS, will collect all votes, including those submitted, via mail and Internet.

10. How can contract owners get proxy statements if they didn't receive them in the mail?

Additional proxy statements may be ordered from the literature system. This mailing will include only the proxy statement, and will not include a voting instruction card (VIC). If a caller requests a VIC, send an e-mail message to Tarah Soares or Patti Bissanti with the fund name, contract owner address, and account number. If a contract owner requests an additional statement you can order it from the literature system.

11. What if a contract owner misplaces his or her voting instruction card?

Additional proxy statements may be ordered from the literature system. This mailing will include only the proxy statement, and will not include a voting instruction card. If a caller requests a voting instruction card, or both the proxy statement and the proxy VIC, send an e-mail message to Tarah Soares or Patti Bissanti with the fund name, contract owner address, and account number.

12. How can a contract owner be placed on a Do Not Call/Do Not Mail List for this proxy solicitation?

Putnam and the Trustees prefer that contract owners not be placed on a Do Not Call/Do Not Mail List, as voting is in a contract owner's interest. To place a contract owner (who received a request to participate in proxy voting) on a Do Not Call/Do Not Mail List, you must get approval from the managing director of your department. Please coordinate with your supervisor to obtain approval and to have the managing director send an e-mail message to Patti Bissanti advising that the contract owner account does not want to receive phone calls in the future.

13. What are the contract owners voting on?

For all Putnam VT funds, contract owners of record have the opportunity to vote on six types of proposals:

* The election of the fund's Trustees
* Amending some fund's investment restrictions with respect to borrowing
* Amending some fund's investment restrictions with respect to making loans
* Amending investment restrictions with respect to diversification of investments
* Amending Putnam VT Equity Income Fund's investment objective
* Amending the Trust's Agreement and Declaration of Trust

For a list of funds being voted on, refer to the 2004 VT Funds Proxy
Schedule.

14. Who are the Trustees and what is their role?

Putnam's Board of Trustees is responsible for protecting the interests of Putnam shareholders. The Trustees' responsibilities include the general oversight of each fund's business, reviewing investment performance, and approval of fees paid to Putnam Investments and its affiliates.

15. Why are Trustees being elected?

Putnam funds have voluntarily undertaken to elect Trustees at least every five years. Under new SEC requirements applicable to most mutual funds, at least 75% of a fund's Trustees, as well as its chairperson, must be independent, which means that they are not affiliated with the fund's investment advisor. Even prior to the recent SEC ruling and, in fact, since July 1, 2000, the Putnam funds' Trustees have met both independence requirements. The Trustees have always believed that having a majority of Trustees who are independent enhances the ability of the Trustees to effectively protect the interests of contract owners. The Putnam funds currently have 11 Trustees, nine of whom are independent. The Trustees have nominated three additional Trustees, two of whom would be independent. In total, contract owners are asked to vote for 14 Trustees, 11 of whom would be independent.

16. What are the voting requirements for Trustee recommendations being approved?

The Trustee election requires 30% participation, with plurality for approval. The 14 nominees for Trustee who receive the most votes will be elected. For this proposal, all Putnam VT funds will vote as a single class.

Changes to fundamental investment policies and investment objectives require a majority vote with a 50% participation rate and a 67% approval rating.

Amending Putnam Variable Trust's agreement and declaration of trust (to allow redemptions in kind) requires an absolute majority, 50% + 1 of outstanding shares voting in favor of the proposal. For this proposal, all Putnam VT funds will vote together as a single class. Contract owners should consult their proxy statements for more information about the voting requirements for this proposal.

17. Will this occur every year?

No. The election of Trustees for all Putnam funds will occur at least every five years. Proposals to change a fund's fundamental investment restrictions or authorize an amendment to a fund's declaration of trust occur infrequently.

18. Why amend or eliminate investment restrictions?

Generally, the purpose of the proposed changes is to increase the funds' investment flexibility, simplify the investment restrictions, and make them uniform across the Putnam funds. These changes would also make Putnam's compliance monitoring more efficient. As the investment restrictions vary from fund to fund, contract owners should consult their proxy statements to see which proposed changes apply to their fund(s).

The proposals seek to make changes to the funds' investment restrictions with respect to the following:

Borrowing -- This proposal would affect 14 of the Putnam VT funds. The Trustees recommend that each affected fund's fundamental investment restriction with respect to borrowing be revised to reflect the standard restriction expected to be used by other Putnam funds. Under the 1940 Act, a fund may borrow up to 33 1/3% of its total assets. Generally, each affected fund's current restriction is more restrictive. If the proposed change is approved, each affected fund will not be restricted to borrowing only for redemption requests or for extraordinary or emergency purposes, and would not be limited to borrowing only from banks. Putnam Management believes that this enhanced flexibility could assist each affected fund in achieving its investment objective. In circumstances in which an affected fund's available cash is not sufficient to meet, among other things, contract owner redemptions, Putnam Management believes that it may be advantageous at times for an affected fund to borrow money instead of raising cash by selling its portfolio securities, which could be disruptive to the fund's investment strategy.

Making loans -- This proposal would affect 14 of the Putnam VT funds. The Trustees recommend that each affected fund's fundamental investment restriction with respect to making loans be revised to reflect the standard restriction used by other Putnam funds, to remove any limitations on each affected fund's ability to enter into repurchase agreements and securities loans and to clarify that each affected fund is permitted (subject to the limitation discussed above) to participate in the proposed interfund lending program described in Proposal 2.A. If the proposal is approved, each affected fund would be able to participate in an interfund lending program and make loans to other Putnam funds for short-term purposes.

Diversification of investments -- This proposal would affect all 28 Putnam VT funds. The Trustees recommend that each affected fund's fundamental investment restriction with respect to the diversification of its investments be revised to reflect the standard restrictions expected to be used by the other Putnam funds, depending on whether the affected fund is a "diversified" fund or a "non-diversified" fund. The purpose of these proposed changes is to reduce administrative and compliance burdens by simplifying and making uniform these fundamental investment restrictions with respect to diversification of investments. The proposed revisions would also permit each affected fund to invest in shares of Putnam money market funds, Putnam short-term bond funds or other Putnam entities that operate as cash management investment vehicles in excess of the limitations discussed above, by excluding from these limitations securities of other investment companies. The Putnam funds have received an exemptive order from the SEC, which permits "cash sweep" arrangements in which a fund invests all or a portion of its available cash in a Putnam cash management investment vehicle, such as a Putnam money market fund, rather than directly in short-term instruments. If the proposed change is approved, each affected fund will be able to invest up to 25% of its total assets in a Putnam money market fund or other Putnam cash management investment vehicle, in accordance with the conditions set forth in the SEC exemptive order. Putnam Management believes that use of a Putnam money market fund or other Putnam cash management investment vehicle to invest an affected fund's uninvested cash and cash collateral from securities lending arrangements may achieve greater efficiencies, reduce fund management expenses and increase returns. Moreover, use of a Putnam money market fund or other Putnam cash management investment vehicle in these instances would permit an affected fund's management team to focus on the management of the principal investments of the fund.

19. What is the amendment to Putnam VT Equity Income Fund's investment objective?

This proposal would restate the fund's investment objective to seek capital growth and current income. Putnam Management believes that the affected fund's current investment objective, which gives priority to current income, could under certain circumstances impair the management team's ability to pursue total return. Putnam Management believes that, by restating the fund's investment objective to give greater emphasis to capital growth, the affected fund's management team will be able, consistent with the affected fund's non-fundamental policy of investing at least 80% of the fund's net assets in common stocks and other equity investments that offer potential for current income, to give more weight to stocks that Putnam Management believes have the potential to contribute to the capital growth of the affected fund.

20. What is the amendment to the Declaration of Trust?

Currently, Putnam VT funds are not authorized under their charter document (the Declaration of Trust) to meet redemption requests with assets other than cash (for example, portfolio securities). The Trustees believe that it would be appropriate for the funds to have the flexibility in the future to meet extraordinary redemptions in-kind (with portfolio securities). This flexibility is a common feature of U.S. mutual funds. The explicit authority to pay a redemption wholly or partially in-kind may benefit a fund's remaining contract owners. It is important to note that this option will not be used in ordinary day-to-day circumstances or to meet small redemptions. Putnam management generally would consider making in-kind redemptions only under extraordinary circumstances such as when a contract owner submits a very large redemption request without prior notice that would cause the fund to immediately liquidate sizeable amounts of portfolio securities at potentially disadvantageous prices. In addition, if the proposal is approved, the Trustees will implement procedures to ensure that all redemptions by any contract owner within a 90-day period totaling less than $250,000 or 1% of a fund's assets will be met in cash. This proposal would affect all VT Putnam funds.

21. How do I handle VT proxy calls?

Several insurance companies offer Putnam VT funds in their variable annuity products. Putnam Insurance Products Services (PIPS) is responsible for servicing clients who own the Putnam Hartford Capital Manager and Putnam Allstate Advisor products. However, many of the firms that offer the VT funds in their variable annuity products maintain "Investment Only" relationships with Putnam. In these cases, Putnam VT funds are available as investment options, but the insurance companies handle all recordkeeping and client service functions. PIPS does not have access to Investment Only companies' recordkeeping systems, and is not responsible for servicing the clients of these firms. Since the proxy mailing will include a PIPS toll-free number for questions on the proxy statement, you may receive calls from clients of investment-only firms. If you receive calls from these clients, you should attempt to assist them with any questions they have on the proxy statement itself. However, if clients of these firms request account-specific assistance, you should inform them that they need to contact their insurance company directly. Please click here for a list of Putnam VT Fund Call Center Numbers.